Exhibit 107

CALCULATION OF FILING FEE TABLE

S-1

(Form Type)

Biostage, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share (1)(2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(o)			$12,362,600	$92.70 per $1,000,000	$1,146
Fees Previously Paid
Total Offering Amounts						$12,362,600		$1,146
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								$1,146

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such indeterminate number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of any additional shares of common stock that the underwriters have the right to purchase to cover over-allotments.
(3)	We have agreed to issue to the underwriter a warrant (the “underwriter’s warrant”) to purchase the number of shares equal to six percent (6%) of the shares sold in this offering. The underwriter’s warrant is exercisable at a price per share equal to 125% of the public offering price.